Exhibit 99.1

Bunge Reports First Quarter Results

White Plains, NY – April 26, 2012 – Bunge Limited (NYSE:BG)

•        Good start to the year in agribusiness and food & ingredients segments

•        Results in sugar & bioenergy impacted by lower ethanol margins

•        Fertilizer results impacted by lower market prices and $27 million non-recurring item

▶         Financial Highlights

	Quarter Ended

US$ in millions, except per share data	3/31/12	3/31/11
Volume (000 metric tons)	35,678	29,284
Net sales	$13,446	$12,194
Total segment EBIT (a)	$138	$317
Agribusiness (b)	$197	$249
Sugar & Bioenergy	$(33)	$2
Edible Oil Products	$21	$34
Milling Products	$27	$33
Fertilizer (excluding notable item) (b)	$(47)	$(1)
Notable item (c)	$(27)	-
Net income attributable to Bunge	$92	$232
Earnings per common share – diluted	$0.57	$1.49
Earnings per common share – diluted (excluding certain gains & charges) (a)	$0.69	$1.49

(a)    Total segment earnings before interest and tax (“EBIT”) and earnings per common share-diluted (excluding certain gains and charges) are non-GAAP financial measures. Reconciliations to the most directly comparable U.S. GAAP measures are included in the tables attached to this press release and the accompanying slide presentation posted on Bunge’s website, respectively.

(b)   Beginning in the first quarter of 2012, the management responsibilities for certain Brazilian port facilities were moved from the agribusiness segment to the fertilizer segment. Accordingly, amounts for prior periods presented have been reclassified to conform to the current period segment presentation.

(c)    A $27 million provision related to a legacy environmental claim in Brazil dating back to 1998.

▶         Overview

Alberto Weisser, Bunge’s Chairman and Chief Executive Officer, stated, “We faced headwinds in the first quarter, as expected, but are confident that we will deliver strong results in 2012.

“Agribusiness and food & ingredients produced good results in the quarter.  Lower margins for ethanol depressed results in sugar & bioenergy.  Fertilizer margins were pressured by an environment of falling international prices, an inherent risk in this business.

“Looking ahead, margins should improve significantly in sugar & bioenergy with the new harvest and in fertilizer with the start of the traditional sales season later this year.  Market conditions in agribusiness indicate cause for optimism.  Supply and demand in oilseeds and grains is more balanced, which should support crush margins globally.  Export shipments in key crops are up compared to last year and the second half of the year promises to be active in the Northern Hemisphere.  Volatility should persist, but we feel confident that our risk management capabilities will enable Bunge to navigate the markets successfully.”

▶         First Quarter Results

Agribusiness

Grain merchandising benefited from a strong performance in South America due to the smaller U.S. grain harvests last fall, but results were lower when compared to an especially strong prior year period.  Higher oilseed processing results in Brazil and Canada were more than offset by lower results in the U.S. and Europe.  Increased volume in the quarter was primarily driven by higher grain merchandising and oilseed processing in Europe, the addition of new grain facilities in the U.S., and our two new oilseed processing facilities in Asia that commenced operations after the first quarter of last year.

Sugar & Bioenergy

The first quarter is the inter-harvest period in Brazil when sugarcane mills in the Center-South region are not operating and are selling sugar and ethanol inventories from the previous cane harvest.  The loss in the quarter was primarily due to lower ethanol margins stemming from high cost inventory that was carried into the year from 2011.  Brazilian market sales prices were pressured by a reduction in ethanol blending rates from 25% to 20% and increased volume of U.S. imports.

Edible Oil Products

Results in the quarter were down when compared to an especially strong prior year period, primarily due to lower performance in the U.S. and in Brazil higher advertising expenses and challenges related to the implementation of a new SAP system that resulted in lost sales opportunities.  Volumes were higher primarily due to increases in Europe and the addition of new acquisitions in India, Brazil and the U.S.

Milling Products

Improved results in corn milling were more than offset by lower results in wheat milling, which experienced some challenges related to the implementation of a new SAP system that resulted in lost sales opportunities.

Fertilizer

Higher volumes were more than offset by lower margins, which were pressured by falling market prices in the quarter.  Results in our Moroccan joint-venture were also down in the quarter primarily due to lower international prices and scheduled maintenance.  First quarter 2012 results included a $27 million provision related to a legacy environmental claim in Brazil dating back to 1998.

Financial Costs

Interest expense decreased in the quarter due to lower average interest rates on debt.

Income Taxes

The effective tax rate for the quarter ended March 31, 2012 was 13% compared to 15% for the same period last year.

Cash Flow

Cash used by operations in the quarter ended March 31, 2012 was $302 million compared to cash provided by operations of $734 million in the same period last year. The lower cash flow primarily reflects higher uses of working capital due to recent increases in commodity prices.

▶         Outlook

Drew Burke, Chief Financial Officer, stated, “We are expecting a strong 2012 in agribusiness.  It is currently the high season for oilseed processing in South America, and good global demand for protein meal and vegetable oil, as well as a pick-up in farmer selling following the recent increases in prices, should benefit oilseed processing margins in the region.  In the Northern Hemisphere, crush margins should improve from levels seen last year when the harvest begins in the second half of the year.  Like last year, China crush margins are expected to improve throughout the year.  In grain merchandising, tight global grain stocks and the potential for a record U.S corn crop should keep facilities running at high utilization levels come harvest.

“We are expecting to crush between 17 and 18 million metric tons of sugarcane this year, a slightly narrower range than previously communicated, which reflects the impact of dry weather in February and March.  We are continuing our aggressive planting program in 2012 and are on track to reach in excess of 70,000 hectares of planted sugarcane.  As a reminder, earnings in sugar & bioenergy reach their peak in the second half of the year.

“We expect a solid performance in food & ingredients with growth and positive contributions from new acquisitions.

“Farm economics are strong in South America and should result in higher fertilizer volumes.  This, combined with stabilizing prices, should provide a favorable environment when the buying season begins in the second half of this year.  Despite the challenging first quarter, we expect full-year results to exceed last year.”

▶         Conference Call and Webcast Details

Bunge Limited’s management will host a conference call at 10:00 a.m. EDT on April 26, 2012 to discuss the company’s results and outlook.

Additionally, a slide presentation to accompany the discussion of results will be posted on www.bunge.com.

To listen to the call, please dial (888) 895-5479.  If you are located outside the United States or Canada, dial (847) 619-6250.  Please dial in five to 10 minutes before the scheduled start time.  When prompted, enter confirmation code 32231529.  The call will also be webcast live at www.bunge.com.

To access the webcast, go to the “Webcasts and Events” page of the “Investors” section of the company’s website.  Select “Q1 2012 Bunge Limited Conference Call” and follow the prompts.  Please go to the website at least 15 minutes prior to the call to register and download any necessary audio software.

For those who cannot listen to the live broadcast, a replay will be available later in the day on April 26, 2012, continuing through May 26, 2012.  To listen to it, please dial (888) 843-7419 or, if located outside the United States or Canada, dial (630) 652-3042.  When prompted, enter confirmation code 32231529.  A replay will also be available on the “Audio Archives” page of the “Investors” section of the company’s website.

▶         About Bunge Limited

Bunge Limited (www.bunge.com, NYSE: BG) is a leading global agribusiness and food company with approximately 32,000 employees in more than 30 countries. Bunge buys, sells, stores and transports oilseeds and grains to serve customers worldwide; processes oilseeds to make protein meal for animal feed and edible oil products for commercial customers and consumers; produces sugar and ethanol from sugarcane; mills wheat and corn to make ingredients used by food companies; and sells fertilizer in North and South America. Founded in 1818, the company is headquartered in White Plains, New York.

▶         Cautionary Statement Concerning Forward-Looking Statements

This press release contains both historical and forward-looking statements. All statements, other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are not based on historical facts, but rather reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “will,” “should,” “could,” “expect,” “anticipate,” “believe,” “plan,” “intend,” “estimate,” “continue” and similar expressions. These forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. The following important factors, among others, could affect our business and financial performance: industry conditions, including fluctuations in supply, demand and prices for agricultural commodities and other raw materials and products used in our business; fluctuations in energy and freight costs and competitive developments in our industries; the effects of weather conditions and the outbreak of crop and animal disease on our business; global and regional agricultural, economic, financial and commodities market, political, social and health conditions; the outcome of pending regulatory and legal proceedings; our ability to complete, integrate and benefit from acquisitions, dispositions, joint ventures and strategic alliances; our ability to achieve the efficiencies, savings and other benefits anticipated from our cost reduction, margin improvement and other business optimization initiatives; changes in government policies, laws and regulations affecting our business, including agricultural and trade policies, tax regulations and biofuels legislation; and other factors affecting our business generally. The forward-looking statements included in this release are made only as of the date of this release, and except as otherwise required by federal securities law, we do not have any obligation to publicly update or revise any forward-looking statements to reflect subsequent events or circumstances.

Investor Contact: Mark Haden Bunge Limited 914-684-3398 mark.haden@bunge.com	Media Contact: Susan Burns Bunge Limited 914-684-3246 susan.burns@bunge.com

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▶         Additional Financial Information

The following table provides a summary of certain gains and charges that may be of interest to investors.  The table includes a description of these items and their effect on total segment EBIT, income from operations before income tax, net income attributable to Bunge and earnings per share for the quarter ended March 31, 2012 and 2011.

Income From

			Operations		Net Income

	Total Segment		Before		Attributable to		Earnings Per

(In millions, except per share data)	EBIT		Income Tax		Bunge		Share Diluted

Quarter Ended March 31:	2012	2011	2012	2011	2012	2011	2012	2011

Other income (expense) – net (1)	$ (27)	$ -	$ (27)	$ -	$ (18)	$ -	$ (0.12)	$ -

Total	$ (27)	$ -	$ (27)	$ -	$ (18)	$ -	$ (0.12)	$ -

Condensed Consolidated Statements of Income (Unaudited)

	Quarter Ended
	March 31,

(In millions)	2012	2011
Net sales	$13,446	$12,194
Cost of goods sold	(12,925)	(11,555)
Gross profit	521	639
Selling, general and administrative expenses	(419)	(344)
Interest income	26	21
Interest expense (2)	(62)	(72)
Foreign exchange gain (loss)	66	42
Other income (expense) – net	(29)	(8)
Income before income tax	103	278
Income tax expense	(14)	(43)
Net income	89	235
Net (income) loss attributable to noncontrolling interest	3	(3)
Net income attributable to Bunge	92	232
Convertible preference share dividends	(8)	(8)
Net income available to Bunge common shareholders	$84	$224
Diluted earnings per common share	$0.57	$1.49
Weighted–average common shares outstanding – diluted (3)	147	156

Consolidated Segment Information (Unaudited)

Set forth below is a summary of certain items in our condensed consolidated statements of income and volumes by reportable segment.

	Quarter Ended
	March 31,
(In millions, except volumes)	2012	2011 (4)
Volumes (in thousands of metric tons):
Agribusiness	30,650	24,211
Sugar & Bioenergy	1,331	1,438
Edible oil products	1,550	1,410
Milling products	1,046	1,243
Fertilizer	1,101	982
Total	35,678	29,284
Net sales:
Agribusiness	$9,317	$8,102
Sugar & Bioenergy	881	1,061
Edible oil products	2,221	2,016
Milling products	427	500
Fertilizer	600	515
Total	$13,446	$12,194
Gross profit:
Agribusiness	$352	$400
Sugar & Bioenergy	8	32
Edible oil products	113	114
Milling products	56	57
Fertilizer	(8)	36
Total	$521	$639
Selling, general and administrative expenses:
Agribusiness	$(215)	$(175)
Sugar & Bioenergy	(44)	(38)
Edible oil products	(92)	(74)
Milling products	(31)	(28)
Fertilizer	(37)	(29)
Total	$(419)	$(344)
Foreign exchange gain (loss):
Agribusiness	$54	$34
Sugar & Bioenergy	5	11
Edible oil products	(1)	(1)
Milling products	-	-
Fertilizer	8	(2)
Total	$66	$42
Segment earnings before interest and tax:
Agribusiness	$197	$249
Sugar & Bioenergy	(33)	2
Edible oil products	21	34
Milling products	27	33
Fertilizer	(74)	(1)
Total (5)	$138	$317

Condensed Consolidated Balance Sheets (Unaudited)

	March 31,	December 31,
(In millions)	2012	2011
Assets
Cash and cash equivalents	$1,250	$835
Trade accounts receivable, net	2,908	2,459
Inventories (6)	6,368	5,733
Other current assets	4,225	4,101
Total current assets	14,751	13,128
Property, plant and equipment, net	5,791	5,517
Goodwill and other intangible assets, net	1,185	1,113
Other non-current assets	4,123	3,517
Total assets	$25,850	$23,275
Liabilities and Equity
Short-term debt	$758	$719
Current portion of long-term debt	47	14
Trade accounts payable	3,834	3,173
Other current liabilities	2,977	3,041
Total current liabilities	7,616	6,947
Long-term debt	4,438	3,348
Other non-current liabilities	1,026	905
Total equity	12,770	12,075
Total liabilities and equity	$25,850	$23,275

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Quarter Ended

	March 31,

(In millions)	2012	2011

Operating Activities

Net income	$89	$235

Adjustments to reconcile net income to cash provided by (used for) operating activities:

Foreign exchange loss (gain) on debt	(15)	(43)

Depreciation, depletion and amortization	120	104

Other, net	2	1

Changes in operating assets and liabilities, excluding the effects of acquisitions:

Trade accounts receivable	(439)	(212)

Inventories	(549)	40

Trade accounts payable and accrued liabilities	653	342

Other, net	(163)	267

Cash provided by (used for) operating activities	(302)	734

Investing Activities

Payments made for capital expenditures	(224)	(207)

Acquisitions of businesses (net of cash acquired)	(98)	(62)

Proceeds from investments	18	16

Other, net	(17)	(29)

Cash provided by (used for) investing activities	(321)	(282)

Financing Activities

Net borrowings (payments) of short-term debt	38	(726)

Net proceeds (repayments) of long-term debt	1,031	510

Proceeds from sale of common shares	8	12

Dividends paid	(47)	(48)

Other, net	3	22

Cash provided by (used for) financing activities	1,033	(230)

Effect of exchange rate changes on cash and cash equivalents	5	12

Net increase (decrease) in cash and cash equivalents	415	234

Cash and cash equivalents, beginning of period	835	578

Cash and cash equivalents, end of period	$1,250	$812

▶ Reconciliation of Non-GAAP Measures

This earnings release contains certain “non-GAAP financial measures” as defined in Regulation G of the Securities Exchange Act of 1934.  Bunge has reconciled these non-GAAP financial measures to the most directly comparable U.S. GAAP measures below.  These measures may not be comparable to similarly titled measures used by other companies.

Total segment EBIT

Total segment EBIT is consolidated net income attributable to Bunge excluding interest income, interest expense and income tax attributable to each segment.

Total segment EBIT is a non-GAAP financial measure and is not intended to replace net income attributable to Bunge, the most directly comparable GAAP financial measure.  Total segment earnings before interest and tax (EBIT) is an operating performance measure used by Bunge’s management to evaluate its segments’ operating activities.  Bunge’s management believes total segment EBIT is a useful measure of its segments’ operating profitability, since the measure allows for an evaluation of the performance of its segments without regard to its financing methods or capital structure.  In addition, EBIT is a financial measure that is widely used by analysts and investors in Bunge’s industries.  Total segment EBIT is not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative to net income or any other measure of consolidated operating results under U.S. GAAP.

Below is a reconciliation of total segment EBIT to net income attributable to Bunge:

	Quarter Ended

	March 31,

(In millions)	2012	2011

Total segment EBIT	$138	$317

Interest income	26	21

Interest expense	(62)	(72)

Income tax expense	(14)	(43)

Noncontrolling interest share of interest and tax	4	9
Net income attributable to Bunge	$92	$232

Earnings per common share-diluted (excluding certain gains & charges)

Below is a reconciliation to earnings per common share-diluted (excluding certain gains and charges) to earnings per common share-diluted. Earnings per common share-diluted (excluding certain gains and charges) is a non-GAAP financial measure and is not a measure of earnings per common share-diluted, the most directly comparable GAAP financial measure. It should not be considered as an alternative to earnings per share-diluted or any other measure of consolidated operating results under U.S. GAAP.

	Quarter Ended

	March 31,

	2012	2011

Earnings per common share-diluted (excluding certain gains & charges)	$0.69	$1.49

Certain gains & charges (see Additional Financial Information section)	$(0.12)	$-

Earnings per common share-diluted	$0.57	$1.49

▶ Notes

(1)                 First quarter 2012 EBIT includes a $27 million provision in the fertilizer segment stemming from an environmental incident due to a sulfuric acid spill during vessel unloading in the south of Brazil in 1998.

(2)                 Includes interest expense on readily marketable inventories of $17 million and $28 million for quarters ended March 31, 2012 and 2011, respectively.

(3)                 Weighted-average common shares outstanding-diluted for the quarter ended March 31, 2012 excludes the dilutive effect of 4.6 million of outstanding stock options and contingently issuable restricted stock units because the effect of conversion would not have been dilutive.  Weighted-average common shares outstanding-diluted for the quarter ended March 31, 2012 excludes the dilutive effect of approximately 8 million weighted average common shares that would be issuable upon conversion of Bunge’s convertible preference shares.

Weighted-average common shares outstanding-diluted for the quarter ended March 31, 2011 excludes the dilutive effect of 2 million of outstanding stock options and contingently issuable restricted stock units because the effect of conversion would not have been dilutive.  Weighted-average common shares outstanding-diluted for the quarter ended March 31, 2011 includes the dilutive effect of 7.5 million weighted average common shares that would be issuable upon conversion of Bunge’s convertible preference shares.

(4)                 Beginning in the first quarter of 2012, the management responsibilities for certain Brazilian port facilities were moved from the agribusiness segment to the fertilizer segment. Accordingly, amounts for prior periods presented have been reclassified to conform to the current period segment presentation.

(5)                 See Reconciliation of non-GAAP Measures.

(6)                 Includes readily marketable inventories of $4,627 million and $4,076 million at March 31, 2012 and December 31, 2011, respectively.